                                                                   EXHIBIT 12(B)

                                H&R BLOCK, INC.
                                   GUARANTOR
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (AMOUNTS IN THOUSANDS)

                                                1997         1996        1995         1994         1993
                                               -------     --------    --------     --------     --------
Pretax income from continuing
  operations................................   $38,556(a)  $285,294    $219,996(b)  $283,184(c)  $275,894
                                               -------     --------    --------     --------     --------
                                               -------     --------    --------     --------     --------
FIXED CHARGES:
  Interest expense..........................    11,661        3,969       4,060        3,798        6,580
  Interest portion of net rent
     expense(d).............................    32,265       26,248      23,459       21,218       19,672
                                               -------     --------    --------     --------     --------
Total fixed charges.........................    43,926       30,217      27,519       25,016       26,252
                                               -------     --------    --------     --------     --------
Earnings before income taxes and fixed
  charges...................................   $82,482     $315,511    $247,515     $308,200     $302,146
                                               -------     --------    --------     --------     --------
                                               -------     --------    --------     --------     --------
Ratio of earnings to fixed charges..........     1.9:1(e)    10.4:1       9.0:1       12.3:1       11.5:1
                                               -------     --------    --------     --------     --------
                                               -------     --------    --------     --------     --------
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(a) Pretax income from continuing operations for the year ended April 30, 1997 includes the minority interest in CompuServe. Earnings for the year ended April 30, 1997 includes nonrecurring charges of $34,754 related to CompuServe as disclosed in the Other Expenses note to the Guarantor's consolidated financial statements for such year. If such charges had not occurred, the ratio of earnings to fixed charges would have been 2.7:1.

(b) Earnings for the year ended April 30, 1995 included a nonrecurring charge of $83,508 for purchased research and development related to the acquisition of SPRY, Inc. as disclosed in the Acquisitions note to the Guarantor's consolidated financial statements for the year ended April 30, 1997. If such charges had not occurred, the ratio of earnings to fixed charges would have been 12.0:1.


(c) Earnings for the year ended April 30, 1994 included a nonrecurring charge of $25,072 for purchased research and development related to the acquisition of MECA Software, Inc. as disclosed in the Acquisitions note to the Guarantor's consolidated financial statements for the year ended April 30, 1996. If such charges had not occurred, the ratio of earnings to fixed charges would have been 13.3:1.


(d) One-third of net rent expense is the portion deemed representative of the interest factor.

(e) The decrease in the ratio of earnings to fixed charges in 1997 is primarily attributable to the operations of CompuServe, which negatively impacted the computation by 5.1. Interest expense incurred in connection with the Company's mortgage loan business also contributed to the decrease.